Exhibit 99.1


news

For Release     Immediate


Contacts        (News Media) Tony Zehnder, EVP, Corporate Communications
                   312.396.7086
                (Investors) Lowell Short, SVP, Finance  317.817.2893


                 Conseco Shareholders Re-Elect Eight Directors,
              Approve Performance Incentive Plans, Ratify Auditors

Carmel, Ind., August 29, 2005 - Shareholders of Conseco, Inc. (NYSE: CNO) at the company's annual meeting today:

     o Re-elected all eight directors to serve terms expiring at next year's annual meeting;

     o    Approved both of the incentive plans submitted for approval; and

     o Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2005.

The newly re-elected directors are:

     o R. Glenn Hilliard, 62, Conseco's executive chairman, former chairman, chief executive officer and member of the executive committee for ING Americas, and a director since September 2003;

     o William S. Kirsch, 48, Conseco's president and chief executive officer, and a director since August 2004;

     o Debra J. Perry, 54, former senior managing director of Moody's Investors Service, and a director since June 2004;

     o Philip R. Roberts, 63, principal of Roberts Ventures LLC (consultant for investment management firms), former chief investment officer of trust business for Mellon Financial Corporation, and a director since September 2003;

     o Neal C. Schneider, 61, chairman of PMA Capital Corporation, former partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice at Arthur Andersen & Co., and a director since September 2003;

     o Michael S. Shannon, 47, president and chief executive officer of KSL Resorts (manager of golf courses and destination resorts), and a director since September 2003;

     o Michael T. Tokarz, 55, chairman of investment company MVC Capital, Inc., managing member of Tokarz Group (investments), former general partner with Kohlberg Kravis Roberts & Co., and a director since September 2003; and

     o John G. Turner, 65, chairman of Hillcrest Capital Partners (private equity investment firm), former vice chairman and member of the executive committee for ING Americas, former chairman and CEO of ReliaStar Financial Corp., and a director since September 2003.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.

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